Exhibit 99

Contact:
For Release July 29, 2014	Dave Mossberg
4:01 pm	Three Part Advisors, LLC
Tel: 817-310-0051

MicroFinancial Incorporated Announces Stock Repurchase Program

Burlington, MA – July 29, 2014 – MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced that its Board of Directors has authorized the repurchase of up to 250,000 shares of the company’s common stock from time to time.

MicroFinancial may repurchase its common stock in open market purchases or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at anytime. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

The repurchase program will be funded using the company’s working capital.

MicroFinancial had approximately 14.4 million shares of common stock outstanding as of June 30, 2014.

About MicroFinancial

MicroFinancial Inc. (NASDAQ: MFI) is a financial intermediary specializing in micro-ticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts. For more information, visit www.microfinancial.com.

Statements in this press release regarding the company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, general economic conditions, and other factors identified in the company’s Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC.